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                                                                                               EXHIBIT 12

                                                            OHIO POWER COMPANY
                                      Computation of Consolidated Ratios of Earnings to Fixed Charges
                                                     (in thousands except ratio data)

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                                                                                                  Twelve
                                                                                                  Months
                                                             Year Ended December 31,              Ended
                                                -----------------------------------------------
                                                  1998      1999      2000      2001     2002     3/31/03
                                                  ----      ----      ----      ----     ----     -------
Fixed Charges:
  Interest on First Mortgage Bonds             $ 33,663  $ 25,506  $ 22,901  $ 19,898  $  9,421   $  9,311
  Interest on Other Long-term Debt               38,520    49,125    58,605    61,960    68,895     69,036
  Interest on Short-term Debt                     5,821     8,327     8,614    14,628     6,942      5,277
  Miscellaneous Interest Charges                  4,617     5,016    34,417     4,806     5,115      5,001
  Estimated Interest Element in Lease Rentals    59,300    53,400    51,600    48,200    47,100     47,100
                                               --------  --------  --------  --------  --------   --------
     Total Fixed Charges                       $141,921  $141,374  $176,137  $149,492  $137,473   $135,725
                                               ========  ========  ========  ========  ========   ========

Earnings:
  Income Before Extraordinary Item             $209,925  $212,157  $102,613  $165,793  $220,023   $224,322
  Plus Federal Income Taxes                     112,087   130,814   208,737    83,990   103,875    108,393
  Plus State Income Taxes                         2,742     1,677    (3,058)   15,003    27,716     38,430
  Plus Fixed Charges (as above)                 141,921   141,374   176,137   149,492   137,473    135,725
                                               --------  --------  --------  --------  --------   --------
     Total Earnings                            $466,675  $486,022  $484,429  $414,278  $489,087   $506,870
                                               ========  ========  ========  ========  ========   ========

Ratio of Earnings to Fixed Charges                 3.28      3.43      2.75      2.77      3.55       3.73
                                                   ====      ====      ====      ====      ====       ====
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